                                                                   Exhibit 10.24

Description of Compensation for Zix Corporation Board of Directors Members

    - Cash payment of $2,000 per meeting per director for attendance in person at Board meetings.

    - Cash payment of $1,000 per meeting per director for attendance at telephonic Board meetings.

    - Annual cash payment of $5,000 per director for serving as Chair of a Board committee (assuming attendance of at least two-thirds of the meetings).

    - Annual cash payment of $2,000 per director for serving as a member (i.e., not the Chair) of a Board committee (assuming attendance of at least two-thirds of the meetings).

    - The Zix Corporation 2004 Directors' Stock Option Plan provides that on the day that a non-employee director is first appointed or elected to our Board of Directors, such director will be granted nonqualified options to purchase 25,000 shares of our common stock. These options vest quarterly and pro-rata over one year from the grant date, and the exercise price is 100% of the common stock price on the grant date.

        Also, on the first business day of January of each year, each non-employee director that has served on our Board of Directors for at least six months as of the grant date will be granted nonqualified options to purchase a number of shares of our common stock equal to the greater of (i) one-half of one percent of the number of our outstanding shares (measured as of the prior December
        31) or (ii) 200,000 shares, divided by the greater of (i) five or
        (ii) the number of non-employee directors that have served on our Board for at least 6 months as of the grant date. The options will vest quarterly and pro-rata over three years from the grant date and the option exercise price will be 100% of our common stock price on such day.